Exhibit 2

Date:	May 20, 2013

To:	All Principals, Employees and Member Firms

From:	Doug Hammond

Re:	One NFP

I am incredibly honored and humbled to be able to call myself CEO of NFP. Jessica’s tremendous leadership over the past 14 years has left in my charge a vibrant, innovative company that has the solid foundation it needs to create the future we’ve been working toward. It’s a big legacy and an even bigger challenge, and I’m committed to taking the definitive next steps that will move us forward, together.

There’s no question that without our terrific group of firms and employees, as well as our strong management team across the company, from New York to Austin to Scottsdale, we wouldn’t be what we are today — a great company positioned to become even greater. Your active participation and input enable NFP to formulate strategies to further develop what we offer and who we are and, most importantly, answer the question “Who do we want to be?”

The answer is simple. We want to be One NFP. We want to be regarded as the best, and that means pulling all of our talents and strengths together. That means uniting our businesses and continuing to invest in them so we’re always in a position to pursue opportunities. We absolutely have the ability to build a company where our resources are available on an integrated basis and deployed more seamlessly so you can serve your clients even better and do more for them than you are able to do today.

I see what we can be, and am more excited than ever about our One NFP strategy. I’m confident in our ability to execute it successfully, as is our new partner, Madison Dearborn Partners. Like me, Madison Dearborn believes that NFP has more significant opportunities for growth before us than we’ve had at any other point in our history. There’s simply nobody else in our industry that can offer the breadth of products and services we have across our businesses to serve corporations and individuals. To maximize the potential of this capability, we all need to stay informed about the entirety of our resources as well as the progress we make in taking full advantage of them on our clients’ behalf.

These are our goals, and I look forward to achieving them with you. Because, at the end of the day, our number one priority is ensuring that the services and value proposition we offer our clients continue to improve. On behalf of NFP, thank you for all of your contributions and continued support.

Forward-Looking Information

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the merger with Madison Dearborn Partners may not be consummated in a timely manner, if at all; (2) the merger agreement may be terminated in circumstances that require the Company to pay a termination fee or reimburse certain expenses; (3) the diversion of management’s attention from the Company’s ongoing business operations; (4) the ability of the Company to retain and hire key personnel; (5) the failure of Madison Dearborn Partners to obtain the necessary financing to complete the merger; (6) litigation relating to the merger; (7) the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally; (8) competitive responses to the proposed merger; and (9) the failure to obtain the requisite approvals to the merger, such as stockholder approval or the approval of FINRA with respect to the indirect change in ownership of the Company’s broker-dealer subsidiaries. Additional factors are set forth in NFP’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013 and its Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed with the SEC on May 3, 2013. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.